Exhibit 10.37

■ Jack A. Shaw President and Chief Executive Officer

DIRECTV

PanAmSat

DIRECTV Latin America

Hughes Network Systems

April 29, 2003

Dear

As a senior leader of HUGHES, you have been selected to participate in the Long-Term Achievement Plan (LTAP) for the 2003-2005 performance period. We continue to use relative Total Shareholder Return (TSR) as our LTAP performance measure, while using our AIP metrics to drive this year’s business plan. Over the last several quarters, we have seen that sticking to our plans, improving our operating performance and fulfilling our commitments is paying off. However, I know that we still have more to do to create the type of financial returns that we and our shareholders expect.

We need to continue to improve our operating efficiencies, provide excellent customer service and outwit our competition. As a leadership team we are proving that we can transform our business by focusing on profitable growth. Following are key components of AIP and LTAP that will drive and reward this performance, along with a statement on your personal compensation targets and information on the impact of the transaction on these plans.

2003 AIP

Your 2003 AIP award will be based on the performance of HUGHES, your operating company (as applicable) and your own personal performance towards meeting your 2003 goals.

As you can see from the chart below, we have once again raised the bar of our business plan performance targets. In some cases, such as Revenue, there is little room for falling below target and still achieving an AIP payout. In others, such as Net Income and Cash, a lot more stretch is required to achieve maximum payout.

HUGHES Metric	Weight	Minimum ($M)	Target ($M)	Maximum ($M)
Revenue	25%	$8,950	$9,350	$11,688
Net Income	30%	($420)	($365)	$0
Cash Supplied/(Required)	30%	($230)	($180)	$0
Customer Satisfaction	15%	Weighted average of OpCo performance
If performance is achieved, AIP is funded at		50%	100%	200%

Note: Operating company metrics align with these HUGHES level metrics and are tailored to reflect the strategy of each business. In order for the operating companies to receive funding, the HUGHES minimum funding must be achieved, as well as their own plan thresholds.

P.O. Box 956    200  N  Sepulveda  Blvd  El  Segundo,  CA  90245 - 0956

phone  310.662.9977        fax  310.322.1534

April 29, 2003

2003-2005 LTAP

Your LTAP grant is denominated in shares of GMH stock. The 3-year plan performance is based solely on GMH Total Shareholder Return (TSR) relative to selected competitors (as shown in the enclosed materials). This performance against relative TSR will increase or decrease the number of shares awarded to you in three years. Market price appreciation of these shares can also add significantly to the value of final awards in this plan.

LTAP Metric	Minimum ($M)	Target ($M)	Maximum ($M)	Weight
GMH TSR Over 3 Years	50th%ile	75th%ile	90th%ile	100%
		(We exceed 75% of Competitors’ TSRs)
If Performance is Achieved, Shares are multiplied by	40%	100%	175%

Of course, metrics alone cannot drive company performance. HUGHES success depends on your ability as a senior leader to align organizational and individual goals with these overall company metrics. I count on you, as a senior leader of HUGHES, to communicate this line of sight to your employees – keeping them focussed on what matters on a day to day basis.

We have already had an eventful first quarter – our due diligence efforts culminated in the News Corp. announcement, terrific operating performance led to an increase in our guidance, we completed the DIRECTV financing package and DIRECTV Latin America filed under Chapter 11 for reorganization. The rest of the year will bring equally tough challenges and successes as we continue to increase operational efficiencies while driving towards our transaction completion. I know you can meet these challenges and inspire your employees to do the same. I look forward to working together with you as we reach our goals and meet our commitments in 2003.

Sincerely,

Enc.

2003 Total Compensation Statement for

Long Term Achievement Plan Participant

Keith Landenberger

	Target	Value
Base Salary[1]
AIP Target[2]
Weighted 100% Hughes Corporate	%	$
LTAP[3]
GMH Shares	%	$
Total Compensation[4]		$

Footnotes:

1)	Current Base Salary.

2)	AIP target value based on current salary.

3)	LTAP target value based on January 1, 2003 base salary and LTAP target shares calculated using the December 2002 GMH average daily price of $11.02.

4)	Total Compensation excludes benefits and perquisites.

Monday, April 28, 2003